Exhibit 99.1
================================================================================

NEWS RELEASE

================================================================================


FOR IMMEDIATE RELEASE
Contact: Larry E. Bell

FRONTIER REPORTS THIRD QUARTER RESULTS

HOUSTON,  TEXAS,  October 21, 1999 -- Frontier  Oil  Corporation  ("FTO")  today reported net income for the third quarter ending September 30, 1999 of $8.4 million, or $.30 per diluted share, compared to $9.4 million, or $.33 per diluted share, for the third quarter of 1998. Operating income before depreciation was $13.2 million versus $13.7 million for the same period last year. Frontier's operating income was $10.2 million compared to $11.0 million for the third quarter of 1998. This year's third quarter results benefitted from approximately $6.1 million of inventory gains due to the sharp increase in crude oil prices during the quarter.

The Company's third quarter results were down compared to last year's third quarter due to a significant decrease in the light/heavy crude oil spread and lower by product margins due to higher crude oil costs. The refined product margin was $6.26 per bbl, compared to $7.14 per bbl in the third quarter last year. The light/heavy crude oil spread for the quarter was $1.89 per bbl, or $1.77 lower than last year's spread of $3.66 per bbl, and was the lowest quarter ever experienced by Frontier. Gasoline production increased 7% to 17,437 bbls per day, distillate production was up 10% to 13,115 bbls per day, and sales volumes increased 9% to 48,984 bbls per day. Refining operating expenses per bbl decreased $.48 per bbl to $2.87 per bbl for the third quarter of 1999 due to higher throughput, lower maintenance costs and lower turnaround accruals.

For the nine months ending September 30, 1999, the Company had net income of $7.4 million, or $.27 per diluted share, compared to $14.8 million, or $.51 per diluted share for the same period last year. Operating income before depreciation was $21.5 million versus $31.0 million for the first nine months of 1998. Operating income was $12.8 million compared to $23.1 million in the first nine months last year. The 1998 results include a $3.0 million loss on the early retirement of debt. This year's results benefitted from approximately $12.7 million of inventory gains due to a sharp increase in crude oil prices.

This year's results were down compared to 1998 results due to lower product margins and a significant reduction in the light/heavy crude oil spread offset by the benefit of inventory gains. High nationwide inventory levels of gasoline and diesel in 1999 kept margins through June at their lowest levels since 1995 although the third quarter showed significant improvement. The refined product margin was $5.28 per bbl compared to $6.40 in the 1998 period. The light/heavy crude oil spread for the nine months ending September 30 was $2.01 per bbl compared to $4.40 per bbl for the same period last year and was the lowest ever experienced by Frontier for a nine month period. Yields of gasoline increased 8% while yields of distillate decreased 3% in 1999 compared to the same period last year. Refining operating expense per bbl decreased $.20 per bbl to $3.14 per bbl in 1999 due to higher throughput and lower maintenance costs.

The Company ended the third quarter of 1999 with $26 million in cash and a debt to total capitalization ratio of approximately 48%. As announced October 20, 1999, Frontier and Equilon Enterprises LLC ("Equilon") have signed the asset purchase and sale agreement and other commercial agreements related to the acquisition by a Frontier subsidiary of Equilon's 110,000 barrel per day refinery in El Dorado, Kansas. Closing of the transaction, which is conditional upon Frontier's successful completion of acquisition financing, is expected by mid-November. In this regard, the Company also announced today the filing of its preliminary prospectus supplement relating to its offering of $190 million of Senior Notes due 2009.

Frontier Oil Corporation conducts crude oil refining and wholesale marketing of refined products through its subsidiaries on the eastern slope of the Rocky Mountains. Frontier's common shares are listed on the New York Stock Exchange.

                            FRONTIER OIL CORPORATION

                                                                   Nine Months Ended                 Three Months Ended
                                                                     September 30,                     September 30,
                                                            -------------------------------   ------------------------------
                                                                 1999             1998             1999             1998
                                                            ---------------  --------------   ---------------  -------------

FINANCIAL (Financial information in thousands except per share)

       Revenues                                             $   262,927     $   234,813       $   116,444       $   80,863
       Operating income before depreciation                      21,485          31,045            13,218           13,743
       Operating income                                          12,779          23,119            10,247           11,015
       Income before taxes                                        7,808          17,814             8,567            9,448
       Extraordinary loss on retirement of debt                       -           3,013                 -                -
       Net income                                                 7,426          14,801             8,358            9,448
       Income from continuing operations per share
            Basic                                                  0.27            0.63              0.31             0.34
            Diluted                                                0.27            0.62              0.30             0.33
       Income per share
            Basic                                                  0.27            0.52              0.31             0.34
            Diluted                                                0.27            0.51              0.30             0.33
       Net cash provided by operating activities
            before changes in working capital                    16,105          25,115            11,167           12,206
       Net cash provided by operating activities             $    8,003      $   23,254        $   12,729       $   17,241
       Basic average shares outstanding                          27,394          28,138            27,306           28,155
       Diluted average shares outstanding                        27,791          28,826            28,084           28,727

       Cash and equivalents                                  $   26,024      $   26,013
       Working capital                                           36,292          29,548
       Total debt                                                70,000          70,000
       Shareholders' equity                                      75,168          71,057


OPERATIONS

       Operations (bpd)
            Total charges                                        42,452          40,365            45,773           41,782
            Gasoline yields                                      16,809          15,619            17,437           16,233
            Distillate yields                                    12,412          12,801            13,115           11,951
            Total sales                                          44,547          43,278            48,984           45,010

       Operating Margins (per bbl)
            Revenues                                         $    21.47       $   19.77         $   25.80       $    19.46
            Material costs                                        16.19           13.37             19.54            12.32
                                                                  -----           -----             -----            -----
            Refined product margin                                 5.28            6.40              6.26             7.14
            Operating costs excluding depreciation                 3.14            3.34              2.87             3.35
                                                                  -----           -----             -----            -----


            Margin before depreciation                             2.14            3.06              3.39             3.79
            Depreciation                                           0.71            0.66              0.65             0.64
                                                                  -----           -----             -----            -----
            Net margin                                        $    1.43       $    2.40         $    2.74        $    3.15
                                                                  =====           =====             =====            =====


       Light/Heavy crude spread (per bbl)                     $    2.01       $    4.40         $    1.89        $    3.66


KEY TERMS

bpd      =  barrels per day
bbl      =  barrel


                                   * * * * * *